                        LOGO Safeguard Scientifics, Inc.




                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD THURSDAY, MAY 11, 1995

TO THE SHAREHOLDERS:

   The Annual Meeting of Shareholders of Safeguard Scientifics, Inc. (the "Company") will be held at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087 on Thursday, May 11, 1995 at 3:00 p.m., local time, for the following purposes:

       1. To elect eleven directors; and
       2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   The Board of Directors has established the close of business on March 23, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. In order that the meeting can be held and a maximum number of shares can be voted, whether or not you plan to be present at the meeting in person, please complete, date and sign, and promptly return the enclosed Proxy in the return envelope provided for your use. No postage is required if mailed in the United States.

                              By order of the Board of Directors,




                              /s/ JAMES A. OUNSWORTH
                              ---------------------------------
                              JAMES A. OUNSWORTH
                              Secretary


800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087
April 3, 1995

                          SAFEGUARD SCIENTIFICS, INC.


                          800 The Safeguard Building
                             435 Devon Park Drive
                          Wayne, Pennsylvania 19087

                               PROXY STATEMENT

   The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Safeguard Scientifics, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on May 11, 1995 (such meeting and any adjournment or adjournments thereof referred to as the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed Proxy are being mailed to shareholders on or about April 3, 1995.

VOTING SECURITIES

   Only the holders of shares of common stock, par value $.10 per share (the "Common Stock"), of the Company of record at the close of business on March 23, 1995 (the "Shares") are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 9,582,338 Shares outstanding and entitled to be voted at the Annual Meeting. It is the intention of the persons named in the Proxy to vote as instructed by the shareholders or, if no instructions are given, to vote as recommended by the Board. Each holder of Shares entitled to vote will have the right to one vote for each Share standing in his name on the books of the Company, except that in the election of directors, each shareholder will have the right of cumulative voting. In such election, each holder of Shares entitled to vote will have a number of votes equal to the number of Shares he owns multiplied by the total number of directors to be elected, and he may cast the whole of such votes for one candidate, or distribute them among any two or more candidates. To vote cumulatively, a shareholder must write the name of the nominee or nominees selected and the number of votes to be cast for each nominee, followed by the words "cumulate for," on the line provided under Item 1 of the Proxy. Discretionary authority to cumulate votes is hereby solicited by the Board.

   The eleven nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted shall be elected as directors. Votes withheld from any director, broker non-votes and abstentions are counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Only those votes which are cast as affirmative or negative will be treated as voting on any matter presented at the Annual Meeting.

REVOCABILITY OF PROXY

   Execution of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. A shareholder, in exercising his right to vote in person at the Annual Meeting, effectively revokes all previously executed Proxies. In addition, the Proxy is revocable at any time prior to the effective exercise thereof by filing notice of revocation with the Secretary of the Company or by filing a duly executed Proxy bearing a later date.

PERSONS MAKING THE SOLICITATION

   The cost of soliciting Proxies, including the actual expenses incurred by brokerage houses, nominees and fiduciaries in forwarding Proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain officers and other employees of the Company may solicit Proxies in person, by mail, or by telephone.

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

   Shareholders intending to present proposals at the next Annual Meeting of Shareholders to be held in 1996 must notify the Company of the proposal no later than December 5, 1995.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth as of March 23, 1995, the Company's Common Stock beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Shares, the Company's only class of equity securities outstanding. The table also shows the number of Shares owned beneficially by each director or nominee, by each named executive officer, and by all directors and officers as a group.

                                                               Number of     Percent
                                                                Shares         of
                                                               Owned(1)       Class
                                                             -----------   ---------
Warren V. Musser
 800 The Safeguard Building
 435 Devon Park Drive
 Wayne, PA 19087(2)  ......................................    1,214,493      12.7%
Vincent G. Bell, Jr.(3)  ..................................      152,256       1.6%
Robert A. Fox(3)  .........................................       58,000         *
Delbert W. Johnson  .......................................       60,801         *
Peter Likins, Ph.D.(3)  ...................................       29,000         *
Jack L. Messman(3)  .......................................        7,000         *
Russell E. Palmer(3)  .....................................        5,000         *
John W. Poduska, Sr., Ph.D.(3)  ...........................       48,000         *
Heinz Schimmelbusch, Ph.D.(3)  ............................       28,000         *
Hubert J.P. Schoemaker, Ph.D.(3)  .........................       10,000         *
Jean C. Tempel(4)  ........................................       99,514       1.0%
Gary J. Anderson, M.D.(5)  ................................       38,581         *
Donald R. Caldwell(6)  ....................................       35,769         *
Charles A. Root(3)  .......................................      105,177       1.1%
Edward R. Anderson  .......................................            0
James W. Dixon  ...........................................            0
Dimensional Fund Advisors Inc.
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401(7)  ...............................      676,100       7.1%
Executive officers and directors as a group (17
  persons)(8) .............................................    1,984,740      20.2%

- ------
(*) Less than 1%.

(1) Except as otherwise disclosed, the nature of beneficial ownership is the sole power to vote and to dispose of the shares (except for shares held jointly with spouse).

(2) Includes 50,000 shares held by a charitable foundation of which Mr. Musser is a director and an executive officer, and 20,892 shares held by Mr. Musser's spouse. Mr. Musser disclaims beneficial ownership of the shares owned by the charitable foundation and his spouse.

(3) Includes for Messrs. Bell, Fox, Likins, Messman, Palmer, Poduska, Schimmelbusch, Schoemaker and Root, 28,000 shares, 8,000 shares, 28,000 shares, 5,000 shares, 2,000 shares, 2,000 shares, 28,000 shares, 10,000 shares and 20,500 shares which may be acquired pursuant to stock options which are currently exercisable or which will become exercisable by May 22, 1995.

(4) Includes 2,000 shares held by Ms. Tempel's spouse and 27,694 shares which may be acquired pursuant to stock options which are currently exercisable or which will become exercisable by May 22, 1995. Ms. Tempel disclaims beneficial ownership of the shares owned by her spouse.

(5) Includes 50 shares held by Dr. Anderson's son and 27,500 shares which may be acquired pursuant to stock options which are currently exercisable or which will become exercisable by May 22, 1995.

(6) Includes 100 shares held in a custodial account for a minor child, 1,800 shares held in trust for the benefit of his spouse, and 26,000 shares which may be acquired pursuant to stock options which are currently exercisable or which will become exercisable by May 22, 1995.

(7) As reflected in Amendment No. 7 to Schedule 13G filed with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 676,100 shares of Common Stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(8) Includes 226,894 shares which may be acquired pursuant to stock options which are currently exercisable or which will become exercisable by May 22, 1995.

   As of March 23, 1995, CompuCom Systems, Inc. ("CompuCom") and Tangram Enterprise Solutions, Inc. ("Tangram") are majority owned subsidiaries of the Company. As of March 23, 1995, officers and directors of the Company beneficially owned the following percentage of shares of common stock outstanding in each such company: (i) CompuCom: Mr. Musser, 1.2%; Mr. Dixon, 1.1%; Mr. Anderson, 1.5%; all officers and directors of the Company as a group, other than Messrs. Musser, Dixon and Anderson, less than 1%; and (ii)
Tangram: all officers and directors as a group, less than 1%.

                           I. ELECTION OF DIRECTORS

   It is intended that the persons named as Proxies for the Annual Meeting will vote in favor of the election of the following eleven nominees as directors of the Company to hold office until the Annual Meeting of Shareholders in 1996 and until their successors are elected and have qualified. All of the nominees are presently serving as directors of the Company. Each of the nominees has consented to serve if elected. However, if any of the nominees should become unavailable prior to the election, the holders of the Proxies may vote the Proxies for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors to be elected.

   The Board unanimously recommends that shareholders vote FOR the election of the slate of nominees set forth in this Proposal. Proxies will be so voted unless shareholders specify otherwise on their proxy cards. The eleven nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted shall be elected as directors.

                                                                                          Has
                                                                                         Been a
                                          Principal Occupation and Business             Director
             Name                         Experience During Last Five Years              Since       Age
- -----------------------------   ---------------------------------------------------   ----------    -----
Warren V. Musser                Chairman of the Board, Chief Executive Officer and
                                President of the Company(1)(2)(4)....................     1953        68

Vincent G. Bell, Jr.            President, Verus Corporation, a management
                                investment firm(1)(2)(5).............................     1956        69

Robert A. Fox                   President, R.A.F. Industries, Inc. and affiliates,
                                diversified manufacturing, distribution and service
                                companies(2).........................................     1981        65

Delbert W. Johnson              Chairman and Chief Executive Officer, Pioneer Metal
                                Finishing, a specialty metal finishing
                                company(6)...........................................     1992        56

Peter Likins, Ph.D.             President, Lehigh University(3)(7)...................     1988        58

Jack L. Messman                 President and Chief Executive Officer, Union
                                Pacific Resources, an energy company and a
                                subsidiary of Union Pacific Corporation(3)(8)........     1994        55

Russell E. Palmer               Chairman and Chief Executive Officer, The Palmer
                                Group, a corporate investment firm(2)(3)(9)..........     1989        60

John W. Poduska, Sr., Ph.D.     Chairman, Advanced Visual Systems, Inc., a provider
                                of visualization software(3)(10).....................     1987        57

Heinz Schimmelbusch, Ph.D.      President and Chief Executive Officer,
                                Safeguard International Group, Inc., a subsidiary
                                of the Company(1)(11)................................     1989        50

Hubert J.P. Schoemaker, Ph.D.   Chairman of the Board and co-founder of Centocor,
                                Inc., a biotechnology company(1)(12).................     1993        45

Jean C. Tempel                  General Partner, Technology Leaders II
                                Management L.P. and Managing Director,
                                Technology Leaders Management, L.P., venture
                                capital partnerships(13).............................     1991        52


- ------
 (1) Member of the Executive Committee, of which Dr. Schoemaker is Chairman.

 (2) Member of the Compensation Committee, of which Mr. Fox is Chairman.

 (3) Member of the Audit Committee, of which Mr. Palmer is Chairman.

 (4) Mr. Musser is Chairman of the Board of Cambridge Technology Partners (Massachusetts), Inc. and a director of Coherent Communications Systems Corporation, CompuCom Systems, Inc., and Tangram Enterprise Solutions, Inc. Mr. Musser also serves on a variety of civic, educational and charitable Boards of Directors including The Franklin Institute, the Board of Overseers of The Wharton School, and the Wistar Institute of Anatomy and Biology, acts as Vice Chairman of the Eastern Technology Council, and was Chairman of the 1994 United Way Campaign for the Philadelphia metropolitan area.

 (5) Mr. Bell is a director of BHC Financial Corp. and Hunt Manufacturing Co., Inc.

 (6) Mr. Johnson served as the President and Chief Executive Officer of Pioneer Metal Finishing, which includes a division and a subsidiary of the Company, from 1978 until October 1994, when he assumed the position of Chairman of the Board and Chief Executive Officer of Pioneer Metal Finishing. Mr. Johnson is a director of Coherent Communications Systems Corporation, Ault, Inc., Firstbank Systems, Inc. and Tennant Company. Mr. Johnson was the Chairman of the Ninth District Federal Reserve Bank from 1991 to 1993 and was the 1993 Chairman of the Federal Reserve Board Conference of Chairmen.

 (7) Dr. Likins also has served as a technical consultant for a number of companies, including Boeing Aerospace Co., the Jet Propulsion Laboratory and Dynacs Engineering Co. and was a member of the President's Council of Advisors for Science and Technology from 1989 to 1993. Dr. Likins is a director of Consolidated Edison Company of New York, Communications Satellite Corporation, and Parker-Hannifin Corp.

 (8) Prior to joining Union Pacific Resources Company in April 1991, Mr. Messman was Chairman and Chief Executive Officer of USPCI, Inc., a provider of hazardous waste services and a subsidiary of Union Pacific Corporation, from May 1988 until April 1991. Mr. Messman is a director of Cambridge Technology Partners (Massachusetts), Inc., Novell, Inc., Tandy, Inc. and Union Pacific Corporation.

 (9) Prior to organizing The Palmer Group in June 1990, Mr. Palmer was Dean of The Wharton School of the University of Pennsylvania from 1982 to June 1990. He was managing partner and Chief Executive Officer of Touche Ross & Co. (now Deloitte & Touche) from 1972 to 1982. Mr. Palmer is a director of Allied-Signal, Inc., Bankers Trust New York Corporation, Contel Cellular, Inc., Federal Home Loan Mortgage Corporation, GTE Corporation, Imasco Limited, and The May Department Stores Company.

(10) Prior to joining Advanced Visual Systems, Inc. in January 1992, Dr. Poduska was President and Chief Executive Officer of Stardent Computer, Inc., a computer manufacturer, from December 1989 to December 1991. Dr. Poduska is a director of Cambridge Technology Partners (Massachusetts), Inc. and Xylogics, Inc.

(11) From 1973 to 1993, Dr. Schimmelbusch was associated with
     Metallgesellschaft AG, a raw materials company of which he served as Chairman of the Executive Board from March 1989 to December 1993 and as Deputy Chairman of the Board of Management from July 1988 to March 1989.

(12) Dr. Schoemaker is also a co-founder and a director of Tocor II, Inc.

(13) Ms. Tempel has been a general partner of Technology Leaders II Management L.P. since March 1994 and a managing director of Technology Leaders Management, L.P. since November 1993. Prior to November 1993, Ms. Tempel held the office of President and Chief Operating Officer of the Company from February 1992. Prior to joining the Company, Ms. Tempel was an independent management consultant from October 1990 until December 1991, and Executive Vice President and Chief Operations Officer of The Boston Company and The Boston Safe Deposit and Trust Company, a holding company and bank, respectively, from 1983 to October 1990. Ms. Tempel is Vice Chairman and a director of Cambridge Technology Partners (Massachusetts), Inc., a director of CompuCom Systems, Inc. and Centocor, Inc., and a Trustee of the Scudder Family of Funds.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

   The Board held five meetings in 1994. The Company's Board of Directors has appointed standing Audit, Compensation and Executive Committees. The Compensation Committee, which met twice in 1994, fixes compensation levels including incentive compensation for all officers and other principal employees, and administers the stock option plans and the long term incentive plan. The Audit Committee met four times during 1994. The Audit Committee recommends the firm to be appointed as independent certified public accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent certified public accountants, reviews with management and the independent certified public accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company, and reviews the non-audit services to be performed by the independent certified public accountants. The Executive Committee, which met six times during 1994, is authorized to act upon all matters with respect to the management of the business and affairs of the Company, except that its authority to authorize and approve investments by the Company, other than investments made in the normal course of business, is limited to investments of up to $2.5 million per transaction in respect of any particular company, entity or person, and up to $5 million in the aggregate between Board meetings. All of the members of the Company's Board attended at least 75% of all meetings of the full Board; however, due to extended illness, Dr. Schoemaker attended only 55% of the total of the Board and Committee meetings of which he was a member.

DIRECTORS' COMPENSATION

   In 1994, directors who were not employees received an annual cash retainer of $15,000, plus $500 for each Board meeting attended and $300 for each Committee meeting attended on a date other than a Board meeting date. In addition, Mr. Fox and Mr. Palmer, as Chairman of the Compensation Committee and Audit Committee, respectively, received an annual cash retainer of $1,000. Effective January 1, 1995, the annual cash retainer has been increased to $17,500, the per meeting attendance fee has been increased from $500 to $1,000, and the attendance fee for Compensation Committee meetings held on a date other than a Board meeting date has been increased from $300 to $500.

   The Company has deferred compensation plans ("Deferred Compensation Plan") covering certain of its directors and a limited number of officers and key employees. All contributions to the Deferred Compensation Plan were completed by the end of 1988. Upon retirement (or an earlier date in certain cases) or upon termination of service as a director, the participant is entitled to receive (as a level payment over 15 years or as a lump sum) an amount equal to the aggregate credits to the participant's account plus an investment growth factor. Under the Deferred Compensation Plan, Mr. Bell began receiving quarterly payments of $3,100 in February 1992, which was reduced to $3,000 in February 1994. These payments will continue, subject to adjustment in accordance with the terms of the Deferred Compensation Plan, for a period of 15 years. The Company has purchased life insurance contracts to provide it with funds estimated to be sufficient to cover its obligations under the Deferred Compensation Plan, and the Company is the owner and beneficiary of such contracts. If assumptions as to mortality experience, future policy dividends and other factors are realized, the Company will recover an amount equal to all benefit payments under the Deferred Compensation Plan, the premium payments on the insurance contracts, and a portion of the interest earned on the use of the premium payments.

   The Company has a consulting arrangement with The Palmer Group, of which Mr. Palmer serves as Chairman and Chief Executive Officer. Under this arrangement, the Company receives guidance and assistance in organizing and moderating strategic planning seminars for the Company's management team and has access to the resources of The Palmer Group, including research as to certain industries, companies and other aspects of business. The Palmer Group is paid a quarterly fee of $6,000. During 1994, The Palmer Group received a total of $24,000 under this consulting arrangement. The arrangement is terminable upon notice by either party at any time.

DIRECTORS' STOCK OPTIONS

   Non-Employee Directors of the Company also participate in the Stock Option Plan for Non-Employee Directors ("Directors' Plan"). Pursuant to the Directors' Plan, as amended, each Eligible Director receives an option to purchase 20,000 shares of the Company's Common Stock upon his election. Thereafter, each Eligible Director will receive (i) a Service Grant to purchase 4,000 shares of Common Stock on December 31, 1994; (ii) a Service Grant to purchase 4,000 shares of Common Stock on the December 31st next occurring after the end of every two years' service thereafter provided that an Eligible Director has completed two years of additional service since the immediately preceding grant; and (iii) an option to purchase 1,000 shares of Common Stock for each $500 increase in directors' compensation in excess of 10% over the fee in effect immediately before the date of such grant ("Incentive Grant"); provided, however, that each Service Grant to which an Eligible Director would be entitled would be reduced by the number of shares subject to any Incentive Grant made as of the same date. The exercise price of each option is equal to the fair market value of the shares on the date of grant. The maximum number of shares of Common Stock subject to options granted to an Eligible Director under the Directors' Plan cannot exceed 40,000 shares. In May 1994, Mr. Messman received an option to purchase 20,000 shares upon his election as a director. On December 31, 1994, Messrs. Bell, Fox, Likins, Messman, Palmer, Poduska and Schoemaker each received a Service Grant to purchase 4,000 shares of Common Stock. Dr. Schimmelbusch received an option on December 31, 1994 to purchase 4,000 shares of Common Stock under the Company's 1990 Stock Option Plan.

                  REPORT OF THE BOARD COMPENSATION COMMITTEE

   The Compensation Committee of the Board (the "Committee") reviews and approves management recommendations for compensation levels, including incentive compensation, for the executives of the Company, and administers the Company's stock option plans and long term incentive plan.

   The members of the Committee are all outside directors of the Company except for Mr. Musser, who is Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Musser, who is also the largest single shareholder of the Company, does not participate in the Company's stock option plans or long term incentive plan. Mr. Musser does not participate in decisions regarding his compensation.

   Two of the executive officers named in the compensation tables, James W. Dixon and Edward R. Anderson, are employed and compensated by CompuCom, a publicly traded company which is a majority owned subsidiary of the Company and its largest partnership company. Messrs. Dixon and Anderson have not and do not participate in any of the Company's compensation plans and their compensation arrangements are not reviewed by the Committee. Consequently, the report of this Committee does not relate to the compensation of Messrs. Dixon and Anderson.

EXECUTIVE COMPENSATION POLICIES

   The Company's executive compensation program is designed to support the Company's mission to achieve maximum returns for its shareholders by providing active strategic management, operating guidance and innovative financing to its partnership companies and transferring that value to shareholders via rights offerings. The Company's objectives are to attract and retain outstanding executives, to promote among them the economic benefits of stock ownership in Safeguard and its partnership companies, and to motivate and reward executives who, by their industry, loyalty and exceptional service, make contributions of special importance to the success of the business of the Company.

   Base compensation levels are initially established for new executives on the basis of subjective factors, with reference to the experience and achievements of the individual and the level of responsibility to be assumed in the Company. Salary increases are awarded each year based on increased levels of individual responsibility, to maintain an appropriate scale among company executives based on relative positions and responsibilities, and on general levels of inflation. Annual cash bonuses are intended to motivate executives to achieve and exceed annual corporate performance targets and strategic objectives. Target levels of executive bonuses are determined in advance for each year as a percentage of base salary, which percentages are based on the executive's ability to impact Company performance. Bonuses are awarded at year-end based on a review of the level of achievement of financial and strategic objectives as defined in the Company's plan and the plans of the partnership companies (including the publicly held partnership companies) as approved by the Company, and individual performance. Company performance, rather than individual performance, is given the greatest weight in bonus determinations. The Company's primary objective is to create and increase the value of the Company's partnership companies. Specific financial and strategic objectives may include achievement of pre-tax operating earnings targets, strengthening a partnership company's management/marketing team, building strategic alliances, identifying and exploiting markets, increasing existing market share and penetration, and obtaining additional financing. A significant mark of the Company's success in creating value in partnership companies is the successful completion of a rights offering of the partnership company's stock to the Company's shareholders. Based on the foregoing review, bonuses are paid as a percentage of target amounts. Bonuses may exceed target amounts when, in the judgment of the Committee, performance levels are deemed to be superior.

   Grants of Company stock options are intended to align the interests of executives and key employees with the long-term interests of the Company's shareholders and to encourage executives and key employees to remain in the Company's employ. Generally, grants are not made in every year, but are awarded subjectively, based on a number of factors, including the Company's achievement of financial and strategic objectives, the individual's contributions in providing strategic leadership and oversight for the Company and its partnership companies, and the amount and term of options already held by the individual.

   The Company's long term incentive plan is intended to support the Company's strategy of rewarding shareholders through rights offerings or other dispositions to shareholders of selected Safeguard partnership companies. The plan is designed to channel the energies of executives and key employees into efforts that create shareholder value over the long term by enabling participants to share in the results of their contributions through direct participation in the growth of Safeguard's partnership companies. Growth of the partnership companies benefits the Company's shareholders indirectly, by increasing the value of the Company's ownership interest in the partnership companies, and directly, by increasing the value of the stock in the publicly held partnership companies previously distributed to the Company's shareholders through rights offerings. As originally adopted, all grants under the long term incentive plan were made in share units which entitle a grantee to participate in the appreciation of the book value or the fair market value, at the Committee's discretion, of the stock of a partnership company above set threshold levels. During 1994, the Committee amended the long term incentive plan to permit the grant of restricted stock of partnership companies to certain executives. These amendments will provide the executives with immediate direct ownership in the partnership company and will make the awards more tax efficient for the executives, in exchange for which the executives will incur an economic risk to the extent of income taxes incurred in connection with the initial grant. All restricted stock and share unit grants under the plan are subject to vesting over a period of years and the attainment of certain threshold levels. Shares subject to restricted stock awards are subject to certain restrictions and are held in escrow by the Company until the attainment of certain threshold levels. Book value and market value share units are payable after a fixed period of years (subject to adjustment by the Committee in certain circumstances) in cash or in stock of the partnership company if the threshold levels are achieved.

   The Committee believes that its policy of aligning the interests of executives and key employees with the long-term interests of the Company's shareholders has been successful, as evidenced by the cumulative total return on the Company's common stock, assuming investment in rights offerings, as shown in the third stock performance graph which appears on page 16.

COMPANY POLICY ON QUALIFYING COMPENSATION

   Internal Revenue Code Section 162(m), adopted in 1993, provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the Summary Compensation Table which is not "performance-based" as defined in
Section 162(m). The annual levels of executive compensation are not likely to exceed one million dollars for the foreseeable future. In order for incentive compensation to qualify as "performance-based" compensation under Section 162(m), the Committee's discretion to grant awards must be strictly limited. The Company's 1990 Stock Option Plan qualifies as a "performance-based" compensation plan under currently effective rules. The Committee believes that the benefit to the Company of retaining the ability to exercise discretion under the Company's remaining incentive compensation plans outweighs the limited risk of loss of tax deductions under Section 162(m). Therefore, the Committee does not currently intend to seek to qualify any of its other incentive compensation plans under Section 162(m).

CEO COMPENSATION

   Mr. Musser's base salary for 1994 was fixed by the Committee in December 1993 and represented approximately a 6% increase from his prior base salary, which was last increased in January 1992. The increase was based in part on a review of CEO compensation among the largest companies in the Delaware Valley in order to place Mr. Musser in the middle one-third of that group. Mr. Musser was awarded a bonus for 1994 equal to his target bonus. This decision was based on the Company and its partnership companies achieving their strategic objectives, the most significant of which were: substantial achievement of management's operating goals and objectives for 1994; the increase in the market value of Safeguard stock; the increase in the Company's earnings per share; the continued strong sales and profitability growth of CompuCom in a constantly changing marketplace; the successful rights offering of stock in Coherent Communications Systems Corporation and its continued strong growth; continued strong sales and profitability growth by Cambridge Technology Partners; the successful stock market performance of Coherent Communications and Cambridge Technology Partners; the consummation of several strategic acquisitions; the successful launching of Technology Leaders II; and the positioning of several partnership companies for significant future growth.

OTHER EXECUTIVE COMPENSATION

   The Committee approved executive cash bonuses for 1994 equal to 100% of the target bonus amounts. As noted above under discussion of the CEO's compensation, these decisions were based on the Company and its partnership companies achieving or exceeding their financial and strategic objectives as outlined above, and reflect the Committee's policy of providing superior compensation for superior performance. Also considered to a lesser extent in awarding bonuses was each executive's individual performance for the year. The Committee granted options under the Company's 1990 Stock Option Plan to certain of its new executives and employees. The relative number of options granted to each such executive and employee was based on each individual's current responsibilities.

   In May 1994, the Committee authorized the acceleration of payments under the long term incentive plan of the share units held by certain executives in Micro Decisionware, Inc. in connection with the completion of the sale of Micro Decisionware, Inc. to Sybase, Inc. In recognition of the support of each member of the Company's corporate staff which contributed to the successful completion of the transaction, the Committee also authorized bonuses in addition to the payouts under the long term incentive plan to certain of the Company's executives and to all members of the Company's corporate staff. Each direct participant in the Company's long term incentive plan and senior member of the professional staff received his or her payment under the long term incentive plan and bonus in connection with this transaction in the form of shares of common stock of Sybase, Inc.

   The Committee also approved restricted stock awards and share unit grants during 1994 to key executives and key employees under the Company's long term incentive plan in XL Vision Inc., Diamond Technology Partners, Inc. and New Paradigm Ventures, Inc. These restricted stock awards and share unit grants will provide the participants under the long term incentive plan with the opportunity to acquire a maximum aggregate amount equal to 10% of the shares of stock held by the Company in each of these partnership companies. Restricted stock awarded under the long term incentive plan is held in escrow by the Company and will be released to the grantee upon the attainment of certain thresholds and an initial public offering or sale of the subject company, or in any event after 10 years if the grantee remains an employee of the Company. The share unit awards will be payable in four to five years (subject to adjustment by the Committee if the shares of a particular company become liquid earlier through a public offering or a sale of the business). Share unit awards may be paid in either cash or in shares of stock of each of these companies, at the Committee's discretion, and will be paid only if the market value of the shares of the subject company exceeds certain threshold levels established by the Committee, based on the amount of the excess value above the threshold level at the time of payout. The awards under the long term incentive plan were allocated among the executives and key employees based on their relative positions in the Company. Mr. Musser does not participate in the long term incentive plan.

By the Compensation Committee:

Robert A. Fox    Vincent G. Bell, Jr.    Russell E. Palmer    Warren V. Musser

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Directors Fox, Bell, Palmer and Musser comprise the Compensation Committee. Mr. Musser is Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Musser does not participate in discussions regarding his compensation and does not participate in the Company's stock option plans or long term incentive plan.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth information concerning compensation paid during the last three fiscal years to the Chief Executive Officer, each of the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1994 and two individuals who were no longer executive officers of the Company on December 31, 1994.

                          SUMMARY COMPENSATION TABLE

- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Long Term Compensation
                                                                        -------------------------------------------
                                            Annual Compensation                    Awards                Payouts
                             -----------------------------------------  --------------------------------------------
                                                                                          Securities
                                                             Other                        Underlying     Long Term
                                                            Annual       Restricted       Options/       Incentive    All Other
     Name and Principal               Salary      Bonus    Compensa-       Stock            SARS          Payouts     Compensa-
          Position             Year   ($)(1)     ($)(2)    tion($)(3)   Award(s)($)(4)     (#)(5)         ($)(6)      tion ($)(7)
- ----------------------------------------------------------------------------------------------------------------------------------
Warren V. Musser,              1994   $250,000   $125,000         --           --            --                --       $ 12,375
 Chairman of the Board,
 Chief Executive Officer       1993    235,000    135,000         --           --            --                --         11,098
 and President(8)
                               1992    235,000    105,800         --           --            --                --         10,298
- ----------------------------------------------------------------------------------------------------------------------------------
Donald R. Caldwell,            1994   $225,000   $108,800         --     $ 77,841(10)   150,000                --       $  6,750
 Executive Vice
 President(9)
- ----------------------------------------------------------------------------------------------------------------------------------
Charles A. Root, Executive     1994   $225,000   $ 78,800         --     $ 77,841(10)   100,000(11)      $106,877       $ 15,907
 Vice President
                               1993    210,000     85,000                      --         6,000                --         17,908

                               1992    190,000     66,500         --      117,600        70,000                --         16,173
                                                                                        150,000(12)
- ----------------------------------------------------------------------------------------------------------------------------------
James W. Dixon,                1994   $310,000   $310,000         --           --            --                --       $  3,143
 Chairman of the Board
 of CompuCom                   1993    310,000    471,200         --           --            --                --          4,497
 Systems, Inc.
                               1992    275,000    257,141         --           --            --                --          4,364
- ----------------------------------------------------------------------------------------------------------------------------------
Edward R. Anderson,            1994   $310,000   $310,000   $608,874           --       350,000(14)            --       $  1,938
 President and Chief
 Executive Officer of          1993    121,022    235,600         --           --       775,000(14)            --              0
 CompuCom Systems,
 Inc.(13)
- ----------------------------------------------------------------------------------------------------------------------------------
Gary J. Anderson, M.D.,        1994   $225,000   $440,673         --           --        10,500(15)      $106,877       $ 13,500
 Former Executive Vice
 President, Fund               1993    211,000     85,000         --           --            --                --         15,825
 Management
                               1992    200,000     70,000         --      117,600            --                --         15,373
- ----------------------------------------------------------------------------------------------------------------------------------
Jean C. Tempel,                1994   $200,000   $135,000         --     $ 39,386(10)        --                --       $ 12,750
 Former Executive Vice
 President                     1993    235,000    135,000         --         --              --                --         16,556

                               1992    198,077     90,000   $ 36,501      160,000       150,000                --          8,913
- ----------------------------------------------------------------------------------------------------------------------------------


 (1) Includes annual compensation which has been deferred by Messrs. Musser, Caldwell and Root, Dr. Gary Anderson and Ms. Tempel pursuant to the Company's stock savings plan and by Messrs. Dixon and Edward Anderson pursuant to the CompuCom Systems, Inc. 401(k) matched savings plan.

 (2) With respect to Messrs. Dixon and Edward Anderson, a portion of the cash bonus paid and included above for services rendered in each year was not paid until the following year. With respect to Mr. Caldwell, Dr. Gary Anderson and Ms. Tempel, the bonus paid in 1994 includes the value of 650 shares, 7,844 shares and 1,626 shares, respectively, of Sybase, Inc. common stock awarded as a bonus in connection with the sale of Micro Decisionware, Inc. to Sybase, Inc.

 (3) The amount reported for Mr. Edward Anderson includes, among other things, relocation expenses totaling $592,133. While other named executives enjoy certain similar perquisites, for fiscal year 1994, perquisites and other personal benefits for such executive officers did not exceed the lesser of $50,000 or 10% of any executive officer's salary and bonus and accordingly have been omitted from the table as permitted by the rules of the Securities and Exchange Commission.

 (4) Any dividends which become payable will be paid on restricted stock awards at the same rate as paid to all shareholders. At December 31, 1994, restricted stock and share unit holdings were: (i) Mr. Caldwell--restricted stock: 39,375 shares of XL Vision, Inc., 17,000 shares of Diamond Technology Partners, Inc., and 9,000 shares of New Paradigm Ventures, Inc.; (ii) Mr. Root--restricted stock: 39,375 shares of XL Vision, Inc., 17,000 shares of Diamond Technology Partners, Inc., and 9,000 shares of New Paradigm Ventures, Inc.; share units: Premier Solutions, Ltd., 139,913 share units; Sanchez Computer Associates, 15,600 share units; Sky Alland Marketing, 13,780 share units; Tangram Enterprise Solutions, Inc. 187,099 share units; Micro Dynamics Ltd., 22,540 share units; (iii) Dr. Gary Anderson--share units: Premier Solutions, Ltd., 139,913 share units; Sanchez Computer Associates, 15,600 share units; Sky Alland Marketing, 13,780 share units; Tangram Enterprise Solutions, Inc. 187,099 share units; Micro Dynamics Ltd., 22,540 share units; and (iv) Ms. Tempel--restricted stock: 38,500 shares of XL Vision, Inc. At December 31, 1994, the aggregate value of the restricted stock held by Messrs. Caldwell and Root and Ms. Tempel was $77,841, $77,841 and $39,386, respectively. The aggregate value of the share unit holdings is indeterminate until the payment date for each award.


 (5) Except as otherwise indicated in individual footnotes, options in this table are to acquire Common Stock of the Company.

 (6) This amount represents the value of 2,316 shares of Sybase, Inc. common stock distributed to each of Mr. Root and Dr. Gary Anderson as payment of share units previously awarded under the Company's long term incentive plan upon the acceleration of the payment date of such share unit awards.


 (7) The stated amounts for fiscal 1994 include the following amounts for each named executive officer: Company contributions under the Company's Money Purchase Pension Plan -- Mr. Musser, $6,750; Mr. Caldwell, $6,750; Mr. Root, $6,750; Dr. Gary Anderson, $6,750; Ms. Tempel, $6,750; Company matching contributions under the Company's Stock Savings Plan -- Mr. Musser, $5,625; Mr. Caldwell, $0; Mr. Root, $6,750; Dr. Gary Anderson, $6,750; Ms. Tempel, $6,000; and, as to Mr. Root, $2,407 of above market earnings on deferred compensation. With respect to Messrs. Dixon and Edward Anderson, the stated amounts are for matching contributions made by CompuCom under its 401(k) matched savings plan.


 (8) Mr. Musser does not participate in the Company's stock option plans or long term incentive plan.

 (9) Mr. Caldwell has been an executive officer of the Company since November 1993, but was not on the Company's payroll until January 1994.

(10) This amount represents the fair market value on December 22, 1994 of shares of restricted stock in XL Vision, Inc., Diamond Technology Partners, Inc. and New Paradigm Ventures, Inc. awarded to Messrs. Caldwell and Root and shares of restricted stock of XL Vision, Inc. awarded to Ms. Tempel under the Company's long term incentive plan.

(11) Options granted by Coherent Communications Systems Corporation to acquire shares of common stock of Coherent Communications Systems Corporation, an affiliate of the Company.

(12) Options granted by Tangram Enterprise Solutions, Inc. to acquire shares of common stock of Tangram Enterprise Solutions, Inc., a subsidiary of the Company.


(13) Mr. Edward Anderson joined CompuCom in August 1993.


(14) Options granted by CompuCom Systems, Inc. to acquire shares of common stock of CompuCom, a subsidiary of the Company.

(15) Dr. Gary Anderson received an award of 10,500 share units in XL Vision, Inc. under the Company's long term incentive plan which entitle him to participate in the appreciation of the market value of the common stock of XL Vision, Inc. above a predetermined level.

STOCK OPTIONS

   The following tables set forth information with respect to options granted and exercised during fiscal year 1994 and the number of unexercised options and the value of unexercised in-the-money options at December 31, 1994. The information set forth in these tables relates to options granted to the named individuals by the Company to purchase shares of Company Common Stock, stock appreciation rights granted in affiliated companies under the Company's long term incentive plan, and options granted to certain of the named executives by subsidiaries and affiliates of the Company to purchase shares of each such subsidiary or affiliate.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

- -------------------------------------------------------------------------------------------------------------------
                                                                                        Potential Realizable Value
                                                                                        At Assumed Annual Rates
                                                                                        Of Stock Price Appreciation
                               Individual Grants                                            For Option Term(1)
- --------------------------------------------------------------------------------------------------------------------
                                      % of Total
                                     Options/SARS
                       Options/       Granted To      Exercise Or
                         SARs        Employees In     Base Price        Expiration        5%            10%
Name                   Granted(#)   Fiscal Year(2)     ($/Sh)(3)           Date           ($)           ($)
- --------------------------------------------------------------------------------------------------------------------
Warren V. Musser             0               --             --                 --         --              --
- -------------------------------------------------------------------------------------------------------------------
Donald R. Caldwell
 Company Options(4)    150,000             76.9%       $11.750         01/03/2002   $841,515      $2,015,575
- -------------------------------------------------------------------------------------------------------------------
Charles A. Root
 Coherent Options(5)   100,000             64.3%        $5.000         02/02/2001   $203,550      $  474,359
- -------------------------------------------------------------------------------------------------------------------
James W. Dixon               0               --             --                 --         --              --
- -------------------------------------------------------------------------------------------------------------------
Edward R. Anderson
 CompuCom Options(6)   350,000             57.2%        $3.375         08/30/2004   $742,882      $1,882,608
- -------------------------------------------------------------------------------------------------------------------
Gary J. Anderson
 XL Vision SARs(7)      10,500              3.0%        $2.050         03/15/1998          0               0
- -------------------------------------------------------------------------------------------------------------------
Jean C. Tempel               0               --             --                 --         --              --
- -------------------------------------------------------------------------------------------------------------------

 (1) The potential realizable values are based on an assumption that the stock price of the shares of Common Stock of the Company, or shares of common stock of the subsidiary or affiliate for which the options were granted, appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code of 1986, as amended, and any applicable state laws or option provisions providing for termination of an option following termination of employment, nontransferability, or vesting over periods of up to five years. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth of the shares of common stock of the Company or any of its subsidiaries or affiliates.


 (2) Based upon options granted by the Company to its employees in 1994 to purchase a total of 195,000 Company shares of Common Stock, options granted by Coherent to its employees in 1994 to purchase a total of 155,500 shares of Coherent common stock, options granted by CompuCom to its employees in 1994 to purchase a total of 612,000 shares of CompuCom common stock, and restricted stock and share units awarded by the Company to its employees in 1994 under the long term incentive plan with respect to 350,000 shares of common stock of XL Vision, Inc.


 (3) All options have an exercise price at least equal to the fair market value of the shares subject to each option on the date of grant.

 (4) The option vests 20% on December 14 in each of 1994 through 1997 and 20% on January 3, 1998, and has an eight-year term. The option continues vesting and remains exercisable so long as employment with the Company or one of its subsidiaries continues. The option exercise price may be paid in cash, or, in the discretion of the Compensation Committee, by
     (i) delivery of previously acquired shares, subject to certain conditions, or (ii) same day sales, i.e. cashless broker's exercises. The Compensation Committee of the Board has the authority to modify the terms of outstanding options, including acceleration of the exercise date of outstanding options.

 (5) Option granted in February 1994 by Coherent Communications Systems Corporation. The option vests 20% each year commencing on the first anniversary of the grant date. The option has a seven-year term and continues vesting and remains exercisable until such time as the Compensation Committee of the Board of Directors of Coherent determines that Mr. Root has ceased to perform services for Coherent of a nature and to an extent required for continued vesting and exercisability of the option. The option exercise price may be paid in cash, or, in the discretion of Coherent's Compensation Committee, by (i) delivery of previously acquired shares, subject to certain conditions, or (ii) same day sales, i.e. cashless broker's exercises. Coherent's Compensation Committee has the authority to modify the terms of outstanding options, including acceleration of the exercise date of outstanding options.

 (6) The option was granted by CompuCom Systems, Inc. in August 1994 and was fully vested and exercised on the date of grant. The option exercise price was paid by delivery of a full recourse promissory note.

 (7) This grant was made under the Company's long term incentive plan in February 1994 and entitles Dr. Gary Anderson to participate in the appreciation of the market value of the common stock of XL Vision, Inc. The grant vests 25% on December 31 in each of 1994 through 1997 and has a payment date of March 15, 1998. Before any payment may be made, the market value per share of common stock of XL Vision, Inc. must exceed $2.05. The Compensation Committee has the authority to accelerate vesting and accelerate or delay the payment date of this award.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                        Number Of Securities
                                                       Underlying Unexercised             Value Of Unexercised
                                                            Options/SARs                In-The-Money Options/SARs
                       Acquired On       Value         At Fiscal Year-End (#)            At Fiscal Year-End ($)(1)
    Name Shares        Exercise (#)  Realized($)    Exercisable   Unexercisable         Exercisable Unexercisable
    -----------        -----------   -----------    -----------   -------------         --------------------------
Warren V. Musser               0         --                0               0             $      0     $        0
Donald R. Caldwell
   Company Options             0         --           30,000         120,000             $165,000     $  660,000
Charles A. Root
 Company Options          24,462     $  191,936       20,500          37,500             $189,844     $  330,531
 Coherent Options              0         --                0         100,000                    0      1,125,000
 Tangram Options               0         --           90,000          60,000               16,875         11,250
 Gandalf SARs                  0         --                0           7,980                    0              0
 CompuCom Options        100,000        451,563            0               0                    0              0
James W. Dixon
   CompuCom Options            0         --          461,250               0             $738,871     $        0
Edward R. Anderson
   CompuCom Options      350,000     $        0      155,000         620,000             $      0     $        0
Gary J. Anderson
 Company Options               0         --           27,500           2,500             $275,938     $   27,813
 XL Vision SARs                0         --                0          10,500                    0              0
 Gandalf SARs                  0         --                0           7,980                    0              0
Jean C. Tempel
 Company Options          35,388     $  286,410       59,612          65,000             $560,835     $  610,000
 Cambridge Options             0         --            7,291           2,709              147,643         54,857
- ------------------   -------------   ----------    ---------      ---------             -----------  -----------

 (1) The value of unexercised in-the-money options is calculated based upon
     (i) the fair market value of the stock at December 30, 1994 less the option exercise price, multiplied by (ii) the number of shares subject to an option. On December 30, 1994, the per share fair market values utilized in calculating the values in this table were as follows:
     Company Common Stock, $17.25; Coherent common stock, $16.25; Tangram common stock, $1.1875; CompuCom common stock, $3.125; Cambridge Technology Partners common stock, $22.25; Gandalf Technologies, Inc. common stock, $1.375; and XL Vision, Inc. common stock, $1.023.

                           STOCK PERFORMANCE GRAPHS


   The following graph compares the cumulative total return on the Company's Common Stock for the period from December 31, 1989 through December 31, 1994 with the cumulative total return on the Russell 2000 index and the peer group index for the same period.

                     Comparison of Cumulative Total Returns
                                   1989-1994



     300|------------------------------------------------------------------|
        |                                                  #               |
        |                                                                  |
     250|-------------------------------------------------------------*#---|
        |                                                                  |
        |                                                                  |
     200|-------------------------------------#----------------------------|
        |                         #                       *&            &  |
        |                                                                  |
     150|------------------------------------------------------------------|
        |                                                                  |
        |                         *&          *&                           |
     100|---*&#---------#--------------------------------------------------|
        |               *&                                                 |
        |                                                                  |
      50|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
       0|----|----------|---------|-----------|-----------|-----------|----|
            1989      1990      1991        1992         1993        1994


*=Safeguard                 &=Russell 2000                    #=Peer Group


- -------------------------------------------------------------------------------
                       1989      1990       1991     1992     1993      1994
- -------------------------------------------------------------------------------
Safeguard              100         72        107      134      176       253
Russell 2000           100         81        118      139      166       163
Peer Group             100        100        182      201      269       251
- -------------------------------------------------------------------------------

1. The peer group consists of SIC Code 737--Computer Programming & Data Processing Services and SIC Code 5045-- Computer, Peripheral Equipment and Software Wholesalers, with a 50% weighting for each SIC Code.

2. Assumes reinvestment of dividends. The Company has not distributed cash dividends during this period. Assumes a value of zero for all rights issued in rights offerings to the Company's shareholders.

3. Assumes an investment of $100 on December 31, 1989.

   The above graph is presented on a basis different from that of the graph in last year's proxy statement, as follows. First, the graph is for a five-year period rather than a ten-year period, in recognition of the accelerating pace at which the Company's strategic and operating focus is changing, and of the greater weight given by the investment community to the most recent five-year performance than to ten-year performance. Second, the graph is presented on a normal scale rather than a logarithmic scale in order to improve comparability to stock performance graphs included in proxy statements of other companies. No change has been made to the peer group or the broad market index used.

   As required by SEC rules, the following graph is presented on the same basis as that presented in last year's proxy statement. The footnotes to the above graph apply also to the following graph.

                     Comparison of Cumulative Total Returns
                                   1984-1994

1000|--------------------------------------------------------------------------|
    |                                                                          |
    |                                                                          |
    |--------------------------------------------------------------------------|
    |                                                                  #     *#|
    |                                                          #               |
    |----------------------------------------------------#-------------*&------|
    |                                                          *&            & |
    |                               *                    &                     |
 100|-----------------*------*------------*&#-----#------*---------------------|
    |          *                    &             &                            |
    |                                                                          |
    |----------&------&------&--------------------*----------------------------|
    |                                                                          |
    |  *&                                                                      |
    |--------------------------------------------------------------------------|
    |                                                                          |
    |                                                                          |
  10|---|------|------|------|------|------|------|------|------|------|-----|-|
      1984   1985   1986   1987   1988   1989   1990   1991   1992   1993  1994


*=Safeguard                 &=Russell 2000                    #=Peer Group


- -------------------------------------------------------------------------------
                       1984      1985       1986     1987     1988
- -------------------------------------------------------------------------------
Safeguard               53         95        101      108      121
Russell 2000            55         72         75       69       86
Peer Group             N/A        N/A        N/A      N/A      N/A
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                       1989      1990       1991     1992     1993      1994
- -------------------------------------------------------------------------------
Safeguard              100         72        107      134      176       253
Russell 2000           100         81        118      139      166       163
Peer Group             100        100        182      201      269       251
- -------------------------------------------------------------------------------

1. Stock performance data for the peer group index was not available from the publisher for the full ten-year period.

   The following graph compares the cumulative total return on the Company's Common Stock, assuming an investment (as described below) in the stock offered in each of the rights offerings to the Company's shareholders, with the cumulative total returns on the Russell 2000 index and the peer group index. The Company's primary method of providing investment returns to its shareholders is through rights offerings, and not through dividends. This graph, based on the assumptions described below, should provide a more comprehensive indication of the cumulative total return to the Company's shareholders by including both the value of the Company's Common Stock and the value of the various common stocks a shareholder could have obtained in the Company's rights offerings. This graph assumes a full exercise, for a cash investment, of all rights rather than a net exercise of rights as assumed in last year's second graph, in order to more accurately portray what the Company believes to be the actual investment behavior of its shareholders.

                     Comparison of Cumulative Total Returns
                                   1989-1994
                    Assuming Investment in Rights Offerings


     450|------------------------------------------------------------------|
        |                                                                  |
        |                                                             *    |
     400|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
     350|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
     300|--------------------------------------------------#----------#----|
        |                                                                  |
        |                                                                  |
     250|------------------------------------------------------------------|
        |                                                 *                |
        |                                                                  |
     200|-------------------------------------#-----------------------&----|
        |                         #                        &               |
        |                                                                  |
     150|------------------------------------------------------------------|
        |                                    *&                            |
        |                         &                                        |
     100|---*&#---------#---------*----------------------------------------|
        |               *&                                                 |
        |                                                                  |
      50|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
       0|----|----------|---------|-----------|-----------|-----------|----|
            1989      1990      1991        1992         1993        1994


*=Safeguard                 &=Russell 2000                    #=Peer Group


- -------------------------------------------------------------------------------
                       1989      1990       1991     1992     1993      1994
- -------------------------------------------------------------------------------
Safeguard              100         72        107      134      234       414
Russell 2000           100         81        118      139      187       209
Peer Group             100        100        182      201      292       297
- -------------------------------------------------------------------------------

1. The peer group is the same as in the prior graphs.

2. The cumulative total return on the Company's Common Stock assumes a cash investment to exercise all of the rights received in each rights offering made to the Company's shareholders since January 1, 1989. The subsequent cumulative returns on such stock holdings are included in the cumulative total return on the Company's Common Stock for the remainder of the comparison period. For each share of Company Common Stock held, a shareholder is assumed to have acquired: (a) 0.5 shares of Cambridge Technology Partners (Massachusetts), Inc. for $2.50 on May 13, 1993; and
   (b) 0.667 shares of Coherent Communications Systems Corporation for $3.33 on July 21, 1994.

3. Assumes reinvestment of dividends for each comparison index and an additional investment at the end of the calendar quarter immediately preceding each Safeguard rights offering in an amount equal to the amount of the assumed cash investment in the Safeguard index.

4. Assumes an initial investment of $100 on December 31, 1989.

5. Although the Company believes the assumptions made in calculating the values of the chart are reasonable, other assumptions could be used which may cause the graph of the Company's cumulative total return to be altered.

                             CERTAIN TRANSACTIONS

   In connection with restricted stock awards made under the Company's long term incentive plan in December 1994 and January 1995, the Company made available to the recipients of those grants two- year, full recourse loans to pay the related income taxes which the Company was required to withhold on the compensation resulting from the acquisition of such shares. Each individual who accepted this offer in connection with the December 1994 awards delivered to the Company a promissory note ("December Note"), which bears interest at the rate of 6.55% per annum. The principal and accrued interest is repayable in two installments on each of the first and second anniversaries of the December Note. Each individual who accepted this offer in connection with the January 1995 awards delivered to the Company a promissory note ("January Note"), which bears interest at the rate of 7.07% per annum. The principal and accrued interest is repayable on January 3, 1997. Each December Note and January Note is secured by a pledge of the restricted shares granted to each individual. The highest outstanding balance since January 1, 1994 under the December Note and the January Note delivered by each of Messrs. Caldwell and Root, and by Gerald M. Wilk, an executive officer of the Company, and the balance at January 31, 1995, was an aggregate of $84,475.29, $84,475.29 and $61,492.04, respectively, for each of such officers.


   In August 1993, Edward R. Anderson joined CompuCom Systems, Inc. as Chief Operating Officer. As a partial condition for his accepting employment, CompuCom provided Mr. Anderson with a bridge loan of $194,816 evidenced by a promissory note which bears interest at 1% in excess of the prime rate. The principal and accrued interest on this note was payable within seven days of the sale of his California residence. In December 1994, Mr. Anderson paid in full the outstanding principal balance and accrued interest of $15,091.


   In August 1993, Mr. Anderson also delivered to the Company in payment of the purchase price of 350,000 shares of common stock of the Company a full recourse, four-year promissory note in the amount of $1,093,750 which was secured by a pledge of the 350,000 CompuCom shares. This sale was not consummated in accordance with the objectives of CompuCom's Compensation Committee and as a result, it was rescinded and the note delivered by Mr. Anderson was canceled without obligation.


   In August 1994, Mr. Anderson delivered to CompuCom in payment of the purchase price of 350,000 shares of common stock of CompuCom which he acquired upon exercise of stock options a full recourse, four-year promissory note in the amount of $1,181,250 which is secured by a pledge of the 350,000 CompuCom shares. Interest on the note accrues at the rate of 6% per annum and is payable annually beginning January 1, 1996. Principal is payable in two equal annual installments on August 31 in each of 1996 and 1997.

   In November 1994, CompuCom provided Mr. Dixon with a loan of $210,000 evidenced by a promissory note and secured by a lien on Mr. Dixon's home in Dallas, Texas. The promissory note bears interest at the prime rate. One-third of the principal amount of the note, together with accrued interest became payable on March 31, 1995, and the remaining unpaid principal together with accrued interest is payable on the earlier of December 31, 1996 or Mr. Dixon's termination of employment. At the date of this Proxy Statement, the principal balance due on this note was $140,000.


   In January 1995, CompuCom provided Mr. Dixon with a bridge loan of $217,000 in connection with his relocation from Georgia to Texas. This loan is evidenced by a promissory note which bears interest at 1% in excess of the prime rate, and is secured by a second mortgage on his Georgia residence. The principal and accrued interest on the note are payable within 7 days of the sale of Mr. Dixon's residence in Georgia.

   In February 1992, Ms. Tempel joined the Company as President and Chief Operating Officer. As a partial condition for her accepting employment, the Company provided Ms. Tempel with a two-year, interest-free loan of $200,000, evidenced by a promissory note and secured by a first mortgage on her residence in Pennsylvania. In November 1993, the terms of that promissory note were revised to provide for repayment on the earlier of the sale of her Pennsylvania residence or December 31, 1994. On June 30, 1994, Ms. Tempel paid in full the outstanding principal balance of $200,000 on this note.


   The Company had extended to Valley Forge Capital Group, Ltd. ("VFCG"), a business mergers and acquisition advisory firm owned by Donald R. Caldwell, an interest-free $300,000 line of credit. The highest outstanding balance since January 1, 1994 under the line of credit, and the balance at December 31, 1994, was $230,000. This line of credit will be repaid from future fees earned by Valley Forge Capital Group.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   Since 1986, the Company has retained KPMG Peat Marwick as its independent public accountants and it intends to retain Peat Marwick for the current year ending December 31, 1995. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity at the Annual Meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Shareholders"), to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and 10% Shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that during the period January 1, 1994 through December 31, 1994, its officers, directors and 10% Shareholders complied with all applicable Section 16(a) filing requirements, except for one transaction which was reported late on a Form 4 by each of Messrs. Musser and Palmer.

                                OTHER BUSINESS

   The Company is not aware of any other business to be presented at the Annual Meeting. If any other matter should properly come before the Annual Meeting, however, the enclosed Proxy confers discretionary authority with respect thereto.

   The Company's Annual Report for 1994, including financial statements and other information with respect to the Company and its subsidiaries, is being mailed simultaneously to the shareholders but is not to be regarded as proxy solicitation material.

Dated: April 3, 1995

PROXY
                         SAFEGUARD SCIENTIFICS, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      I hereby constitute and appoint Warren V. Musser, Donald R. Caldwell, and James A. Ounsworth and each of them, my true and lawful agents and proxies with full power of substitution in each, to vote all shares held of record by me as specified on the reverse side and, in their discretion, on all other matters which may properly come before the 1995 Annual Meeting of Shareholders of Safeguard Scientifics, Inc. to be held on May 11, 1995, and at any adjournments thereof.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS AND AS THE PROXIES MAY DETERMINE IN THEIR DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

        PLEASE MARK, SIGN AND DATE THE PROXY CARD ON THE REVERSE SIDE
               AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

SAFEGUARD -- PUBLIC COMPANIES

Cambridge Technology Partners          Systems integration, consulting & custom system development services                   24%
(Nasdaq:CATP)                          for a fixed price, in a fixed time

Coherent Communications                Enhanced-quality telecommunications via expertise in echo cancellation                 43%
(Nasdaq:CCSC)                          technology, digital signal processing & software development

CompuCom Systems                       Leading distributor of network integration services and products to                    64%
(Nasdaq:CMPC)                          Fortune 1000 companies

National Media (NYSE:NM)               Worldwide leader in the home shopping infomercial industry                             ***

Tangram Enterprise Solutions           Mainframe enterprise-wide information management products & services                   73%
(OTC:TESI)

SAFEGUARD -- PRIVATE COMPANIES

Diamond Technology Partners            Provides business and information technology consulting services                       23%
Interactive Marketing Group            Establishes  joint marketing ventures & develops proprietary products                  20%
Micro Dynamics                         Develops & markets turnkey document imaging systems                                    54%
MultiGen                               Leading developer of real-time 3D modeling software for visual simulations             31%
New Paradigm Ventures                  Partners with nationally recognized companies to create new business opportunities     33%
Nichols Company                        Real estate ownership, management and development                                      40%
Pioneer Metal Finishing                A specialty metal finishing company                                                   100%
Premier Solutions                      Asset management systems solutions for the financial services industry                 99%
PTS Learning Systems                   Provides software education, consulting, training & modular courseware                  4%
Radnor Venture Partners                High-tech venture capital fund                                                         14%
Safeguard International Group          International dimension of Safeguard                                                   60%
Sanchez Computer Associates            Develops & markets proprietary banking software                                        44%
Sky Alland Marketing                   Provides interactive, one-to-one marketing services to Fortune 500 companies           49%
Technology Leaders I                   High-tech venture capital fund                                                          3%
Technology Leaders II                  High-tech venture capital fund                                                          5%
USDATA                                 Produces factory automation software & performs systems integration                    30%
XL Vision                              Develops front-end applications for the electronic imaging industry                    16%

***  National Media ownership consists of convertible preferred and warrants;
     no common stock

1. Election of Directors:

FOR              WITHHOLD
all nominees     AUTHORITY
listed (except   to vote for all
as marked to     nominees
the contrary)

   / /               / /


TO WITHHOLD AUTHORITY TO VOTE FOR               To cumulate votes, write
ANY INDIVIDUAL WHILE VOTING FOR THE             the name of the nominee(s)
REMAINDER, STRIKE A LINE THROUGH                and the number of votes to
THE NOMINEE'S NAME IN THE LIST BELOW:           be cast for each nominee
NOMINEES: WARREN V. MUSSER,                     in the space provided
VINCENT G. BELL JR., ROBERT A. FOX,             below, followed by
DELBERT W. JOHNSON, PETER LIKINS,               "cumulate for."
JACK L. MESSMAN, RUSSELL E. PALMER,
JOHN W. PODUSKA SR., HEINZ SCHIMMELBUSCH,
HUBERT J.P. SCHOEMAKER, AND JEAN C. TEMPEL      -------------------------------



                                                DATED:                   , 1995
                                                      -------------------

                                                -------------------------------
                                                          Signature

                                                -------------------------------
                                                    Signature if held jointly

                                                THIS PROXY MUST BE SIGNED
                                                EXACTLY AS NAME APPEARS HEREIN.
                                                When shares are held by joint
                                                tenants, both should sign.
                                                Attorneys, executors,
                                                administrators, trustees, etc.
                                                should give full title as such.
                                                If a corporation, please sign
                                                in full corporate name by duly
                                                authorized officer. If a
                                                partnership, please sign in
                                                partnership name by authorized
                                                person.

- --------------------------------------------
"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"
- --------------------------------------------

                              FOLD AND DETACH HERE




                Your Proxy vote is important, regardless of the
                           number of shares you own.

                Whether or not you plan to attend the meeting in
                person, please complete, date and sign the above
                 Proxy card and return it without delay in the
                               enclosed envelope.




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